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Exhibit 21.1

LECG CORPORATION AND SUBSIDIARIES

List of Subsidiaries

LECG, LLC, a California limited liability company
LECG Limited, a New Zealand Corporation
LECG Limited, a United Kingdom Corporation
LECG Canada Holding, Inc., a California Corporation
LECG Canada Ltd, a corporation formed in accordance with the Business Corporations Act (Ontario)
LECG Holding Company (UK) Ltd, a UK private company
LECG Consulting France, SAS, a French societe par actions simpliee
LECG Consulting Spain, SL, a Spanish Sociedades de Responsabilidad Limitada
LECG Consulting Belgium, NC, a Belgian naamloze vennootschap/societe anonyme
LECG Consulting Italy, SrL, an Italian società a Responsabilità Limitata
Silicon Valley Expert Witness Group, Inc., a California Corporation (disposed of on December 31, 2007)

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  Exhibit 21.1